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                                                                     EXHIBIT 5.1
                                                                     -----------

                           GARDNER, CARTON & DOUGLAS
                           Suite 3400 - Quaker Tower
                            321 North Clark Street
                         Chicago, Illinois 60610-4795
                                (312) 644-3000


                                April 18, 2001


Allscripts Healthcare Solutions, Inc.
2401 Commerce Drive
Libertyville, IL  60048

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have acted as counsel to Allscripts Healthcare Solutions, Inc., a Delaware corporation (the "Corporation"), in connection with the filing of a Registration Statement on Form S-8 by the Corporation under the Securities Act of 1933, as amended (the "Registration Statement"), which Registration Statement registers: (i) 1,098,906 shares of Common Stock of the Corporation, par value $.01 per share (the "Common Stock"), reserved for issuance upon the exercise of options issuable to eligible employees of the Corporation pursuant to the Allscripts Healthcare Solutions, Inc. Amended and Restated 1993 Stock Incentive Plan (the "1993 Plan"); (ii) 4,295,905 shares of Common Stock reserved for issuance upon the exercise of currently outstanding options granted to employees of the Corporation pursuant to the 1993 Plan; (iii) 41,450 shares of Common Stock reserved for issuance upon the exercise of options issuable to eligible employees of the Corporation pursuant to the Allscripts Healthcare Solutions, Inc. 2001 Nonstatutory Stock Option Plan (the "2001 Plan"); (iv) 1,958,550 shares of Common Stock reserved for issuance upon the exercise of currently outstanding options granted to employees of the Corporation pursuant to the 2001 Plan; and (v) 492,850 shares of Common Stock reserved for issuance upon the exercise of currently outstanding options granted to employees of the Corporation pursuant to the Allscripts Healthcare Solutions, Inc./Channelhealth Incorporated 1999 Stock Option Plan (together with the 1993 Plan and the 2001 Plan, the "Plans"). In that capacity, we have reviewed the Certificate of Incorporation and Bylaws of the Corporation, both as amended to date, the Registration Statement, the Plans and originals or copies of corporate records reflecting the corporate action taken by the Corporation in connection with the approval and, if applicable, the amendment of the Plans and the issuance of the Common Stock under the Plans. We have also reviewed such other instruments as we have deemed necessary for the issuance of this opinion.

     Based upon the foregoing, we are of the opinion that the Common Stock to be offered under the Plans has been duly authorized by all requisite action on the part of the Corporation and, when issued in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/  GARDNER, CARTON & DOUGLAS